Exhibit 23

Exelon Corporation

Form 11-K File No. 1-16169

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No.’s 333-175162) of Exelon Corporation of our report dated December 10, 2014, with respect to the statements of net assets available for benefits of the Constellation Energy Group, Inc. Employee Savings Plan as of July 1, 2014 and December 31, 2013 and the related statement of changes in net assets available for benefits for the six months ended July 1, 2104, which appears in the July 1, 2014 annual report on Form 11-K of the Constellation Energy Group, Inc. Employee Savings Plan.

/s/ WASHINGTON, PITTMAN & McKEEVER, LLC

Chicago, Illinois

December 18, 2014